                                                                       EXHIBIT 1



August 23, 1999



Securities and Exchange Commission
450 Fifth St.  N.W.
Washington, D.C.  20549


Ladies and Gentleman

We were previously principal accountants for Rushmore Financial Group, Inc. and, under the date of March 17, 1999, we reported on the consolidated financial statements of Rushmore Financial Group, Inc. and subsidiaries as of and for the years ended December 31, 1998 and 1997. On August 19, 1999 our appointment as principal accountants was terminated. We have read Rushmore Financial Group, Inc. statements included under Item 4 of its Form 8-K dated August 23, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with Rushmore Financial Group, Inc. statements that the Audit Committee of the Corporation's Board of Directors approved the selection Grant Thornton LLP as new independent auditors; and neither management nor anyone on its behalf consulted with Grant Thornton LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation's financial statements, and neither a written report nor oral advice was provided to the Corporation that Grant Thornton LLP concluded was an important factor considered by the Corporation in reaching a decision as to the accounting auditing or financial reporting issue during the Corporation's two most recent fiscal years prior to engaging Grant Thornton LLP.

Very truly yours,



                                            By /s/ KPMG LLP
                                            ------------------------------------
                                            KPMG LLP